CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 24, 2001, with respect to the consolidated financial statements of Aid Association for Lutherans in this initial Registration Statement on Form S-6 under the Securities Act of 1933 and related prospectus of LB Variable Insurance Account I.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
December 28, 2001